Exhibit 10.05
ASPEN EXPLORATION CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective July 27, 2010, is by and between the following parties:

Company:

Aspen Exploration Corporation, a Delaware corporation, and

Executive:

Michael D. Herman, an individual resident of the state of Colorado.

Background

A.
In order to induce Executive to serve as the Chairman and Chief Executive Officer and President, the Company desires to provide Executive with compensation and other benefits on the terms and conditions contained in this Agreement.

B.	Executive is willing to accept such employment and perform services for the Company on the terms and conditions contained in this Agreement.

Agreement

In consideration of the mutual promises and consideration described below, the parties agree as follows:

1.
Employment.  Subject to the terms and conditions of this Agreement, the Company and Executive agree to enter into an employment relationship whereby Executive will serve as the Company’s Chairman and Chief Executive Officer.  Executive shall report to the Company’s Board of Directors.  Executive shall have such responsibilities and authority as are consistent with the offices of Chairman and Chief Executive Officer and as may be determined from time to time by the Company’s Board of Directors.  Executive is not required to devote all of his working time and efforts to the performance of services for the Company.  However, all Company performance shall be to the best of Executive’s ability.

2.
Term of Employment.  Executive’s term of employment under this Agreement shall commence on July 27, 2010 and continue until June 30, 2013 (the “End Date”, and such period, the “Term”), unless otherwise terminated as described in Section 5 below.  There shall not be any automatic renewal of this Agreement.  Should Executive continue to be employed following the expiration of the Term, unless Executive enters into another employment agreement, Executive acknowledges that he shall at such time be considered an at-will employee.

3.	Compensation.

a.	Base Salary. Executive shall not receive any periodic salary from the Company.

b.
Bonus.  Executive shall be eligible each year for a discretionary bonus, which shall be awarded in such amounts as the Company’s Board of Directors shall determine and based upon Executive’s individual performance and the Company’s financial performance; provided, however, that with the approval of the Company’s board of directors, the Company may establish a formula-based bonus for Executive calculated from Company’s financial performance.  Such bonus for any year, if any, will be paid during the 90-day period beginning February 1 of the year immediately after the year for which the bonus was earned.

c.	Withholding. All payments to Executive under this Agreement shall be subject to withholding as required by law.

4.	Employee Benefits.

a.
Benefit Plans.  During the Term, the Company shall provide Executive with coverage under all employee benefit plans available to the Company’s senior executives to the extent permitted under any such employee benefit plan and in accordance with the terms thereof.

b.	Automobile. At all times during the Term, Company shall provide Executive with an automobile allowance of not less than $1,000 per month.

c.
Expenses.  Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement.  The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved accounts of such expenditures consistent with the Company’s policies and practices.

5.	Termination of Employment.

a.
Termination Without Cause.  If Executive’s employment is terminated by the Company (other than for Cause), Executive shall be entitled to all accrued but unpaid bonus and accrued benefits through the date of termination.  In addition, the Company shall provide Executive with the same or similar health care benefits (including life, dental and vision, if any) as provided to Executive at the time of termination, such health care benefits to be provided from and after termination for a period of 18 months from the date of termination.  Upon termination of Executive’s employment without cause, except for the obligations set forth in this subsection a., the obligations of the Company to make any further payments or to provide any further benefits to Executive under this Agreement shall cease and terminate.

b.
Termination By Resignation.  Except as set forth below, if Executive resigns for any reason, Executive shall be entitled to accrued but unpaid bonus and accrued benefits through the effective date of Executive’s resignation.  Upon termination of Executive’s employment by resignation, except for the obligations set forth in this subsection b., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive shall cease and terminate.

c.
Termination For Cause.  The Company shall have the right to terminate the employment of Executive for Cause.  In the event that Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive only accrued but unpaid bonus and accrued benefits through the date of termination.  Upon termination of Executive’s employment for Cause, except as set forth in this subsection c., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive shall cease and terminate. As used in this Agreement, the term “Cause” means as a result of (i) any breach of any written policy of the Company; (ii) conduct involving moral turpitude, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) Executive’s conviction of, or entry of a plea of nolo contendere to, a felony; and (iv) a material breach of this Agreement.

d.
Permanent Disability.  If Executive is unable to engage in the activities required by Executive’s job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than three consecutive months (“Permanent Disability”), the Company or Executive may terminate Executive’s employment on written notice thereof, and Executive shall receive accrued but unpaid bonus and accrued benefits through the date of termination and/or any payments under applicable employee benefit plans or programs.  Upon termination of Executive’s employment by Permanent Disability, except as set forth in this subsection d., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive shall cease and terminate.

e.
Death.  In the event of Executive’s death during the Term, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable, accrued but unpaid bonus through the date of death and any payments under applicable employee benefit plans or programs.  Upon termination of Executive’s employment by death, except as set forth in this subsection e., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive shall cease and terminate.

6.
Nondisclosure of Confidential Information.  During Executive’s employment, and for a period of two years thereafter, Executive shall not, without the prior written consent of the Board of Directors, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by the Company, in the business of and for the benefit of the Company, or (b) as required by law.  “Confidential Information” includes without limitation non-public information concerning the financial data, business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company.  Executive or his legal representatives, heirs or designated beneficiaries must return all Confidential Information within 15 days of the termination of Executive’s employment for any reason.  Executive acknowledges that this Section 6 survives the termination of Executive’s employment and is enforceable by the Company at anytime, regardless of whether the Executive continues to be employed by the Company.

7.	Non-Competition and Non-Solicitation.

a.
From the date hereof through the End Date or, in the event Executive’s employment is terminated pursuant to Section 5.c. hereof, from the date hereof through the first anniversary of Executive’s termination of employment with the Company, Executive agrees that, without the prior written consent of the Board of Directors, he will not (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in competition with the Company; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the time of the solicitation or hiring of Executive, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company.

b.
For purposes of this Section 7, a business will be deemed to be in competition with the Company if it is in the business of providing similar services to oil and/or gas production companies as the Company provides at the time.

c.
Executive acknowledges that this Section 7 survives the termination of Executive’s employment and is enforceable by the Company at anytime, regardless of whether the Executive continues to be employed by the Company.

d.
Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.

e.
Executive agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company.  Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement.

8.
Ownership of Intellectual Property.  Executive acknowledges and agrees that all intellectual property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of Executive during the course of his employment by the Company, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other work product in any way related to the Company’s operations and activities, are works for hire and are owned exclusively by the Company, and Executive hereby disclaims any right or interest in or to any such intellectual property.

9.	Miscellaneous.

a.
All notices and other communications required or to be given under this Agreement shall be in writing and given either (i) by personal delivery against a receipted copy, (ii) by certified or registered United States mail, return receipt requested, postage prepaid, (iii) by facsimile, or (iv) by attachment to electronic mail in PDF or similar file format, at the addresses and numbers set forth on the signature page hereto or such other addresses and numbers as a party hereto may provide in accordance with this subsection a.  Notice shall be deemed delivered when received if by personal delivery; three days after placement with the United States Postal Service if mailed; upon receipt of a confirmation that the transmission has been successfully sent if by facsimile; and when sent if sent by electronic mail.

b.	This Agreement, along with any amendments from time to time made hereto, constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof.

c.
This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

d.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause or provision of this Agreement is held illegal, invalid or unenforceable then it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.  It is also the intention of the parties to this Agreement that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be legal, valid and enforceable.

e.
The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  The provisions of this subsection e. are in addition to the survivorship provisions of any other section of this Agreement.

f.	No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto.

g.
The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

h.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

i.	This Agreement was made in the state of Colorado, and shall be governed by, construed, interpreted and enforced in accordance with the laws of the state of Colorado.

{Signature Page Follows.}

Signature Page
to Employment Agreement

The parties hereto have executed or caused to be executed this Employment Agreement effective as of the date first above written.

Company:

Aspen Exploration Corporation, a Delaware corporation

By: _______________________________________
Name: _____________________________________
Its:  _______________________________________

Executive:

__________________________________________
Michael D. Herman